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                              SUN HEALTHCARE GROUP, INC.


                                     June 2, 1998

Mr. Andrew L. Turner
9 Sandia Heights Drive, N.E.
Albuquerque, NM  87122


                                 EMPLOYMENT AGREEMENT


Dear Mr. Turner:

     The following sets forth the agreement (this "AGREEMENT") between Sun Healthcare Group, Inc. (the "COMPANY") and you regarding the terms and provisions of your employment as an officer and employee of the Company and the consequences of a termination thereof. Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in
Section 10 of this Agreement.

     1. TERM OF EMPLOYMENT UNDER THE AGREEMENT. The term of your employment under this Agreement shall commence on June 2, 1998 (the "EFFECTIVE DATE") and shall continue until the fifth anniversary of the Effective Date (the "EMPLOYMENT TERM") unless earlier terminated by either you or the Company pursuant to the terms of Section 9 hereof. The term of the severance obligations provided under Section 4(ii) under this Agreement shall commence on the Effective Date and shall survive expiration of the Employment Term. Notwithstanding the foregoing, in the event of a Change in Control the two-year period commencing on the Change in Control Date shall be referred to herein as the "CHANGE IN CONTROL TERM."

     2. EMPLOYMENT. During the Employment Term, you shall be employed as Chief Executive Officer of the Company and shall report directly to the Board of Directors of the Company (the "BOARD"), and your duties and responsibilities to the Company shall be consistent in all respects with such position. Your principal duties and responsibilities shall be to assume and exercise general supervisory control of the day-to-day business and affairs of the Company. You may be elected or appointed to serve as an officer of any Affiliate of the Company, provided that the terms of such appointment or election are satisfactory to you. You shall devote substantially all of your business time, attention, skills, and efforts to the business and affairs of the Company. Your principal place of employment shall be the executive offices of the Company as established from time to time, although you understand and agree that you may be required to travel from time to time for business purposes.

     3.   COMPENSATION DURING THE EMPLOYMENT TERM.

          (a)  BASE SALARY.

               (i) As compensation to you for all services rendered to the Company, the Company shall pay you a base salary (the "SALARY") at the rate of $700,000 per annum for the period from the Effective Date through March 31, 1999, $850,000 per annum for the period from April 1, 1999 through March 31, 2000, and $1,000,000 per annum for the period commencing April 1, 2000 through the remainder of the Initial Term. Such Salary shall be reviewed annually by the Board or, if such authority has been so delegated, by the compensation committee, (the "COMPENSATION COMMITTEE") and may be increased but not decreased by the Board or Compensation Committee on the basis of such review. Your Salary shall be paid to you in accordance with the Company's regular payroll practices applicable to its executive officers.

               (ii) Should you become partially disabled (which for purposes of this Section 3(a) means your inability because of any physical or emotional illness to perform your assigned duties under this Agreement more than 20 hours per week) the Salary shall nevertheless be paid in full until your termination pursuant to Section 9 below. If, during any period of partial disability, you receive any periodic payments representing lost compensation under any health and accident policy or under any salary continuation policy the premiums for which have been paid by the Company, the amount of salary that you would be entitled to receive from the Company during the continuance of such partial disability shall be decreased by the amounts of such payments.

          (b) COMPANY CAR. The Company shall lease or purchase and insure at its own expense and provide for your exclusive use an automobile of which make, model, and year shall be mutually acceptable to you and to the Company. The Company shall be responsible for all maintenance, gasoline, repair, and other similar costs of ownership and operation of such automobile.

          (c) ANNUAL BONUS. As additional compensation, the Company shall pay to you an annual bonus pursuant to a formula which shall be established and revised from time to time by the Board or by the Compensation Committee. Such bonus compensation shall be prorated during any partial fiscal years of the Company covered by the Employment Term.

          (d) LIFE AND HEALTH INSURANCE. The Company, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on your life in any amount considered advisable by the Company, and you hereby agree that, in connection therewith, you shall submit to any medical or other examination and execute and deliver any application or other instrument in writing reasonably necessary to effectuate such insurance. The Company shall provide you with health insurance, including major medical coverage. All such benefits provided by the Company to you shall be at least equivalent to the benefits that are offered to other executive employees of the Company.

          (e) EXPENSES. The Company shall pay or reimburse you for all reasonable and necessary expenses incurred by you in the performance of the duties and responsibilities pursuant to this Agreement.

          (f) PERSONAL LEAVE. You shall be entitled to take such vacation and personal leave from your employment duties hereunder at and for such periods as shall be consistent with any policy or practice of the Company with regard thereto, or in the absence thereof, as are enjoyed by persons serving in comparable executive positions in the healthcare industry, but in no event shall any such vacation and personal leave unreasonably interfere with the performance of your duties and responsibilities hereunder.

     4.   EFFECT OF TERMINATION.

          (a)  INVOLUNTARY TERMINATION.

               (i) ACCRUED COMPENSATION AND BENEFITS. In the event of your Involuntary Termination, the Company shall pay you within 15 days of the date of such Involuntary Termination the full amount of any earned but unpaid salary through the date of such Involuntary Termination, plus a cash payment (calculated on the basis of your salary at the rate then in effect) for all unused paid time off which you may have earned (in accordance with Company policy) as of the date of such Involuntary Termination, and a cash payment for any unreimbursed expenses. The Company shall also pay you within 15 days of the date of such Involuntary Termination, in accordance with current policy, a pro rata portion of your annual bonus compensation for the year in which your Involuntary Termination occurs, determined by multiplying the bonus compensation received by you in the preceding year by a fraction, the numerator of which shall be the number of calendar days in the year in which your Involuntary

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Termination occurs that precede such Involuntary Termination, and the denominator of which shall be the total number of days in such year.

               (ii) SEVERANCE PAYMENT. In the event of your Involuntary Termination, the Company shall also pay you an additional amount (the "SEVERANCE PAYMENT") as set forth in either Section 4(a)(ii)(A) or 4(a)(ii)(B) below. The Severance Payment shall be in lieu of any other severance payments which you are entitled to receive under any other severance pay plan or arrangement sponsored by the Company and its subsidiaries.

                    (A) INVOLUNTARY TERMINATION. In the event of your Involuntary Termination, the Company shall pay you, within 15 days of the date of such Involuntary Termination, a Severance Payment equal to two (2) times your Salary at the rate then in effect. Notwithstanding the foregoing, your right to receive the Severance Payment described in this Section 4(a)(ii)(A) shall be conditioned upon your execution of a release in favor of the Company, which shall not be inconsistent with the terms of this Agreement, and which is not revoked by you within the revocation period specified therein.

                    (B) INVOLUNTARY TERMINATION ON OR AFTER THE CHANGE IN CONTROL DATE. In the event of your Involuntary Termination on or after the Change in Control Date, the Company shall pay you, within 15 days of the date of such Involuntary Termination, a Severance Payment equal to three (3) times your Salary at the rate then in effect.

               (iii) BENEFIT PAYMENT. In the event of your Involuntary Termination, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period (as hereinafter defined) in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination. For purposes of the previous sentence, "BENEFIT CONTINUATION PERIOD" means the period beginning on the date of such Involuntary Termination and ending on the earlier to occur of (A)(1) in the event of your Involuntary Termination, the second anniversary of the date of such Involuntary Termination or (2) in the event of your Involuntary Termination on or after the Change in Control Date, the third anniversary of the date of such Involuntary Termination, and (B) the date that you and your dependents are eligible and elect coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to you and your dependents.

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          (c)  OTHER TERMINATION.  In the event that your employment with the
Company terminates in accordance with Section 9 hereof, other than due to your Involuntary Termination under Section 9(a)(i) hereof, the Company shall pay you the full amount of any earned but unpaid salary through the date of such termination, plus a cash payment (calculated on the basis of your salary at the rate then in effect) for all unused paid time off which you may have earned (in accordance with Company policy) as of the date of such termination, and a cash payment for any unreimbursed expenses. As of the date of such termination, you shall immediately relinquish the right to any additional payments or benefits from the Company under this Agreement.

          (d) NO MITIGATION OR OFFSET. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, not shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer or by pension benefits paid by the Company or another employer after the date of termination or otherwise except as specifically provided in clause (B) of the last sentence of Section 4(a)(iii).

     5.   ADDITIONAL PAYMENTS.

          (a) GROSS-UP PAYMENT. Notwithstanding anything herein to the contrary, if it is determined that any Change in Control Payment would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "EXCISE TAX"), then you shall be entitled to an additional payment (a "GROSS-UP PAYMENT") in an amount that shall place you in the same after-tax economic position that you would have enjoyed if the Excise Tax had not applied to the Change in Control Payment. The amount of the Gross-Up Payment shall be determined by the Accounting Firm using such formula as the Accounting Firm deems appropriate. No Gross-Up Payment shall be payable hereunder if the Accounting Firm determines that the Change in Control Payments are not subject to an Excise Tax.

          (b)  DETERMINATION OF GROSS-UP PAYMENT.  Subject to the provisions of
Section 5(c), all determinations required under this Section 5, including whether a Gross-Up Payment is required, the amount of the Change in Control Payments constituting excess parachute payments, and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to you and the Company within fifteen days of the change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of such terms under Section 280G of

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the Code), your date of termination or any other data reasonably requested by you or the Company on which a determination under this Section 5 is necessary or advisable. The Company shall pay to you the initial Gross-Up Payment within 5 days of the receipt by you and the Company of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, the Company shall cause the Accounting Firm to provide you and the Company with an opinion that the Company and you have substantial authority under the Code and Regulations not to report an Excise Tax on your federal income tax return. Any determination by the Accounting Firm shall be binding upon you and the Company. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by you with respect to any Change in Control Payment (hereinafter, an "UNDERPAYMENT"), the Company, after exhausting its remedies under Section 5(c) below, shall promptly pay to you an additional Gross-Up Payment in respect of the Underpayment.

          (c) PROCEDURES. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notice shall be given as soon as practicable after you know of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid.
You agree not to pay the claim until the expiration of the thirty-day period following the date on which you notify the Company, or such shorter period ending on the date the Taxes with respect to such claim are due (the "NOTICE PERIOD"). If the Company notifies you in writing prior to the expiration of the Notice period that it desires to contest the claim, you shall: (i) give the Company any information reasonably requested by the Company relating to the claim, (ii) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to you, (iii) cooperate with the Company in good faith in contesting the claim, and (iv) permit the Company to participate in any proceedings relating to the claim. You shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by the Company, you agree either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; PROVIDED, HOWEVER, that, if the Company directs you to pay such claim and pursue a refund, the Company shall advance the amount of such payment to you on an after-tax and interest-free basis (the "ADVANCE"). The Company's control of the contest related to the claim shall be limited to the issues related to the

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Gross-Up Payment and you shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. If the Company does not notify you in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay to you an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and you agree to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

          (d) REPAYMENTS. If, after receipt by you of an Advance, you become entitled to a refund with respect to the claim to which such Advance relates, you shall pay the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after receipt by you of an Advance, a determination is made that you shall not be entitled to any refund with respect to the claim and the Company does not promptly notify you of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by you and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to you.

          (e) FURTHER ASSURANCES. The Company shall indemnify you and hold you harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("LOSSES") incurred by you with respect to the exercise by the Company of any of its rights under this Section 5, including, without limitation, any Losses related to the Company's decision to contest a claim or any imputed income to you resulting from any Advance or action taken on your behalf by the Company hereunder. The Company shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 5(b).

     6.   PROTECTION OF THE COMPANY'S INTERESTS.

          (a)  NO COMPETING EMPLOYMENT.

               (i) As long as you are employed by the Company and continuing for either (i) two years after the termination of your employment for any reason or (ii) in the event of a Change in Control, two years after the termination of your employment other than due to your Involuntary Termination under Section 9(a)(i) hereof on or after the Change in Control Date (such period being referred to hereinafter as the "RESTRICTED PERIOD"), you shall not, unless you receive the prior written consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money, or render financial or other assistance to or participate in or be connected with as an officer, or employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes (as defined in subsection (ii) below) with the Company.

               (ii) The term "COMPETE" means engaging in any manner whatsoever in the same or any similar business as the Company or any of its Affiliates within a geographic area of 50 miles of any office, branch, or other facility of the Company or any of its Affiliates, or any other location at which the Company or any of its Affiliates provides services to patients or customers, including, without limitation, as a proprietor, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise, other than (A) as a passive investor owning less than five percent (5%) equity interest in any one entity or enterprise, (B) as an owner, either directly or indirectly, of less than five percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc., or (C) as an employee of an entity that competes with the Company in a capacity which does not facilitate the generation of operating revenue.

               (iii)    Any investment or activity which is not in violation of
Section 6(a)(i) immediately prior to a Company Action (as hereinafter defined), shall not become a violation of Section 6(a)(i) solely as a result of such Company Action. This subsection (iii) shall not apply to an action by you which causes a violation of Section 6(a)(i) on the date of such action. For purposes of this Section 6(a)(iii), the term "Company Action" means any action on the part of the Company or any Affiliate.

          (b) NO INTERFERENCE. During the Restricted Period, you shall not, whether for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any person who is employed by or otherwise engaged to perform services for the Company or any person or entity who is, or was within the then most recent twelve-month period, a customer, client or supplier of the Company.

          (c) CONFIDENTIALITY. You hereby covenant and agree that you shall not at any time, except in performance of your obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly disclose to any person any secret or "confidential information" that you may learn or have learned by reason of your association with the Company. The term "CONFIDENTIAL INFORMATION" means any information not previously disclosed to the public or to the trade by the Company's management with respect to the

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Company's products, facilities and methods, trade secrets and other intellectual property systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities.

          (d) EXCLUSIVE PROPERTY. You hereby confirm that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by you relating to the business of the Company shall be and remain the property of the Company. Upon the termination of your employment with the Company for any reason, or upon the request of the Company at any time, you shall promptly deliver to the Company and shall not without the consent of the Board retain copies of any written materials not previously made available to the public or records and documents made by you or coming into your possession concerning the business or affairs of the Company.

          (e) RELIEF. Without intending to limit the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this
Section 6 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities in violation of this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.

     7. LEGAL FEES AND EXPENSES. The Company shall pay or reimburse you on an after-tax basis for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by you as a result of any claim, action or proceeding (i) arising out of your termination of employment, (ii) contesting, disputing or enforcing any right, benefits or obligations under this Agreement or, (iii) arising out of or challenging the validity, advisability or enforceability of this Agreement or any provision hereof; PROVIDED, HOWEVER, that this provision shall not apply if the relevant trier-of-fact determines that your claim or position was frivolous and without reasonable foundation.

     8.   SUCCESSORS; BINDING AGREEMENT.

          (a) ASSUMPTION BY SUCCESSOR. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (and may require any subsidiary of the Company to which you have devoted a substantial portion of your business time that is being spun off) expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; PROVIDED, HOWEVER, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business and/or assets (or subsidiary that is spun off) as aforesaid, which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (b) ENFORCEABILITY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     9.   TERMINATION.

          (a) TERMINATION EVENTS. Your employment by the Company pursuant to the terms of this Agreement shall terminate:

               (i)    upon your Involuntary Termination;

               (ii)   upon notice to you, in accordance with and subject to
Section 9(b), that the Company is terminating your employment for Cause; and

               (iii) at your election upon six (6) months' advance written notice to the Company (or such other notice period as the parties may agree).

          (b)  TERMINATION FOR CAUSE.

               (i) Any claimed termination of your employment for Cause pursuant to Section 9(a)(ii) hereof shall be communicated to you by written notice from the Company. Such notice shall recite the facts and circumstances claimed to provide the basis for such termination, and shall specify the Date of Termination. As used in this Agreement, "DATE OF TERMINATION" shall mean the date specified in the notice of termination, which date shall be not less than thirty (30) nor more than sixty (60) days from the date the notice of termination is given.

               (ii) If, within thirty (30) days from the date the notice of termination specified in subsection (i) is received, you notify the Company that you dispute that the basis set forth in such notice of termination exists, the Date of Termination shall be the date on which the dispute is finally resolved in accordance with subsection (iii) hereof.

               (iii) In the event that you dispute the existence of Cause, then upon written notice to the American Arbitration Association given within ninety
(90) days after your receipt of notice of termination for Cause in accordance with subsection (i), such issues shall be submitted to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and the costs of such arbitration proceedings shall be borne by the non-prevailing party therein.

               (iv) The Date of Termination shall be extended by a notice of dispute in accordance with subsection (ii) hereof, provided that such notice is given in good faith and you in fact submit such dispute to binding arbitration within 90 days after your receipt of notice of termination for Cause.

               (v) During the pendency of any dispute, the Company will continue to pay your full salary in effect as of the date of the notice of termination, and shall continue your participation in all other compensation, benefit, and insurance plans in which you were participating at such date, until the final resolution of such dispute in accordance with subsection (iii). Subject to the provisions of the preceding sentence, at any time on or after the date that a notice of termination is given by the Company, the Company shall be entitled, at its option, to relieve you from any or all duties of employment hereunder.

     10. DEFINITIONS. For purposes of this Agreement, the flowing capitalized words shall have the meanings set forth below:

          "ACCOUNTING FIRM" shall mean Arthur Andersen LLP, or, if such firm is unable or unwilling to perform such calculations, such other national accounting firm as shall be designated by agreement between you and the Company.

          "AFFILIATE" shall mean any legal entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under control with the Company, including, without limitation, any wholly or majority-owned subsidiaries of the Company.

          "CAUSE" shall mean a termination of your employment which is a result of (i) your felony conviction, (ii) a determination by the Board that you have violated any of the protective covenants set forth in Section 6 of this Agreement or (iii) your continued failure substantially to perform the duties reasonably requested by the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and which performance is not substantially corrected by you within 30 days of receipt of such demand; PROVIDED, HOWEVER, that, during the Change in Control Term, any such failure shall not constitute cause unless such failure is willful. For purposes of the previous sentence, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

          A "CHANGE IN CONTROL" shall be deemed to have occurred if there is a "change in control" of the Company within the meaning of Section 280G of the Code and the Regulations; or

               (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "1934 ACT")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (an "ACQUIRING PERSON"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company;

               (ii) the shareholders of the Company and a majority of the non-employee directors of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

               (iii) the shareholders of the Company approve a plan of reorganization (other than a reorganization or liquidation under the United States Bankruptcy Code or complete liquidation of the Company) or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

               (iv) during any period of two consecutive years (beginning on or after the Effective Date), individuals who at the beginning of such period constitute the Board and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, no longer constitute a majority of the Board;

PROVIDED, HOWEVER, that notwithstanding parts (i), (ii), (iii) and (iv) of this definition, a Change in Control shall not be deemed to have occurred in the event of:

               (x) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company; or

               (y) any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

          "CHANGE IN CONTROL DATE" shall mean the date on which the Change in Control occurs; PROVIDED that if your employment with the Company terminates prior to the Change in Control Date and it is reasonably demonstrated that your termination of employment (i) was at the request of the third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then the Change in Control Date shall mean the date immediately prior to the date of your termination of employment.

          "CHANGE IN CONTROL PAYMENT" means (i) any amount due or paid to you under this Agreement, (ii) any amount that is due or paid to you under any plan, program, or arrangement of the Company and its subsidiaries (including, without limitation, the Equity

Plans), and (iii) any amount or benefit that is due or payable to you under this Agreement, or under any plan, program or arrangement of the Company and its subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under Section 280G of the Code and the Regulations in determining the amount of the "parachute payments" received by you, including, without limitation, any amounts which must be taken into account under the Code and Regulations as a result of (A) the acceleration of the vesting of any option, restricted stock or other Equity Award granted under the Equity Plans or otherwise, (B) the acceleration of the time at which any payment or benefit is receivable by you, or (C) any contingent severance or other amounts that are payable to you.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

          "COMMON STOCK" shall mean the common stock of the Company.

          "DISABILITY" shall mean your inability to engage in substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last a continuous period of not less than twelve (12) months.

          "EQUITY AWARDS" shall mean options, restricted stock or other grants or awards which consist of, or relate to, equity securities of the Company and which have been granted to you under the Equity Plans. For purposes of this Agreement, Equity Awards shall also include any securities acquired upon the exercise of an option, warrant or similar right that constitutes an Equity Award.

          "EQUITY PLAN CHANGE IN CONTROL" shall mean a change in control of the Company as defined in the applicable Equity Plan.

          "EQUITY PLANS" shall mean any equity-based incentive plan or arrangement adopted by the Company.

          "GOOD REASON" shall mean a resignation of your employment as a result of any of the following:

               (i) (A) a meaningful and detrimental alteration in your position or the nature or status of your responsibilities, or a meaningful and detrimental change in your reporting responsibilities or titles, as in effect immediately prior to such alteration or change, or (B) during the Change in Control Term, a meaningful and detrimental alteration in your position or the nature or status of your responsibilities, or a meaningful and detrimental change in your reporting responsibilities or titles, as in effect immediately prior to the Change in Control Date;

               (ii) a reduction by the Company in your annual base salary as in effect from time to time; a reduction in your target annual bonus (expressed as a percentage of base salary) as in effect from time to time; or a failure by the Company to provide you with any other form of compensation or benefit being provided to you from time to time; PROVIDED that, in the event of your resignation following a Change in Control of the Company, any such reduction in your salary, target annual bonus or any other form of compensation or benefit from the rate or level in effect immediately prior to the Change in Control Date shall constitute Good Reason;

               (iii) the relocation of the office of the Company outside of Albuquerque, New Mexico; or a significant increase in the amount of time that you are required to travel for business purposes;

               (iv) the failure of the Company to obtain an agreement reasonably satisfactory to you from any successor to assume and agree to perform this Agreement, as contemplated in Section 8(a) hereof;

               (v) any termination of your employment which is not effected pursuant to the terms of this Agreement; or

               (vi) a material breach by the Company of the provisions of this Agreement;

PROVIDED, HOWEVER, that an event described above in clause (vi) shall not constitute Good Reason unless it is communicated by you to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to you (including full retroactive correction with respect to any monetary matter) within 10 days of the Company's receipt of such written notice from you.

          "INVOLUNTARY TERMINATION" shall mean (i) the termination of your employment by the Company other than for Cause, including, without limitation, by reason of your Disability, or (ii) your resignation of employment with the Company for Good Reason.

          "REGULATIONS" shall mean the proposed, temporary and final regulations under Section 280G of the Code or any successor provision thereto.

          "TAXES" shall mean the federal, state and local income taxes to which you are subject at the time of determination, calculated on the basis of the highest marginal rates then in effect, plus any additional payroll or withholding taxes to which you are then subject.

     11.  NOTICE.   For the purpose of this Agreement, notices and all other
communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Chairperson of the Compensation Committee, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     12.  MISCELLANEOUS.

          (a) AMENDMENTS, WAIVERS, ETC. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No arrangements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supercede all prior agreements, negotiations, correspondences, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof; PROVIDED, HOWEVER, that except as expressly set forth herein, this Agreement shall not supercede the terms of Equity Awards previously granted to you.

          (b) VALIDITY. The invalidity or unenforceablilty of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (c) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d) WITHHOLDING. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

          (e) SOURCE OF PAYMENTS. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

          (f) HEADINGS. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

          (g) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understanding of the parties with respect to the subject matter hereof, including, without limitation, the Employment Agreement with the Company dated June 2, 1993 and the Severance Agreement with the Company dated January 2, 1997; PROVIDED, HOWEVER, that the parties hereto understand and agree that the Indemnity Agreement dated July 3, 1996 between you and the Company and any Equity Award agreements that are in effect as of the Effective Date pertain to matters that are not covered by this Agreement and therefore shall remain in effect after the Effective Date according to the respective terms of such agreements.

          (h) GOVERNING LAW. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New Mexico applicable to contracts entered into and performed in such State.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which shall then constitute our agreement on this subject.

                                        Sincerely,

                                        SUN HEALTHCARE GROUP, INC.


                                        By:    /s/ Lois E. Silverman
                                             ---------------------------------
                                             Name:  Lois E. Silverman
                                             Title: Chair, Compensation
                                                      Committee

Agreed to as of the date first above written.



            /s/ Andrew L. Turner
---------------------------------------------